AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             ANNIE'S HOMEGROWN, INC.

                             RMFC ACQUISITION CORP.

                                       AND

                           RAW MATERIALS FOOD COMPANY

                            Dated as of July 31, 1997











                                TABLE OF CONTENTS
                                -----------------

                                                                            Page

ARTICLE I - THE MERGER.......................................................  1

   1.1 The Merger............................................................  1

   1.2 Effective Time........................................................  1

   1.3 Certain Effects of the Merger.........................................  1

   1.4 Certificate of Incorporation..........................................  2

   1.5 By-Laws...............................................................  2

   1.6 Directors.............................................................  2


ARTICLE II - CONVERSION AND EXCHANGE OF SECURITIES...........................  2

   2.1 Shares of the Surviving Corporation...................................  2

   2.2 Conversion of Merger Sub Common.......................................  2

   2.3 Conversion of RMFC Securities.........................................  3

   2.4 No Fractional Annie's Common..........................................  3

   2.5 Distribution of Annie's Common........................................  3

   2.6 Closing of Stock Transfer Books.......................................  4

   2.7 Dissenting Shares.....................................................  4


ARTICLE III - REPRESENTATION AND WARRANTIES OF RMFC AND RMFC STOCKHOLDERS....  4

   3.1 Corporate Existence and Power.........................................  4

   3.2 Corporate Authorization...............................................  5

   3.3 Governmental Authorization............................................  5

   3.4 Non-Contravention.....................................................  5

   3.5 Capitalization........................................................  6

   3.6 Subsidiaries..........................................................  6

   3.7 Financial Statements..................................................  6

   3.8 Absence of Undisclosed Liabilities....................................  7

   3.9 Properties............................................................  7

   3.10 Real Property........................................................  7

   3.11 Condition of Tangible Assets.........................................  7

   3.12 Inventories..........................................................  8

   3.13 Proprietary Rights...................................................  8

   3.14 Absence of Certain Changes...........................................  8

   3.15 Litigation...........................................................  9

   3.16 Contracts............................................................  9

   3.17 Taxes................................................................ 10

   3.18 Insurance Coverage................................................... 11

   3.19 Compliance with Laws; No Defaults.................................... 11

   3.20 Finders' Fees........................................................ 11

   3.21 Environmental Compliance............................................. 12

   3.22 Intercompany Arrangements; Conflicts................................. 12

   3.23 Other Information.................................................... 12


ARTICLE IV - REPRESENTATION AND WARRANTIES OF RMFC STOCKHOLDERS.............. 13

   4.1 Ownership of Stock.................................................... 13

   4.2 Certain Tax Matters................................................... 13

   4.3 Investment............................................................ 13

   4.4 Investor Qualification................................................ 13

   4.5 Access to Information................................................. 13

   4.6 Tax Advice............................................................ 13


ARTICLE V - REPRESENTATION AND WARRANTIES OF ANNIE'S AND THE MERGER SUB...... 14

   5.1 Corporate Existence and Power......................................... 14

   5.2 Corporate Authorization............................................... 14

   5.3 Governmental Authorization............................................ 14

   5.4 Non-Contravention..................................................... 14

   5.5 Finders' Fees......................................................... 14

   5.6 Reports and Financial Statements...................................... 15

   5.7 Annie's Common........................................................ 15

   5.8 Absence of Material Adverse Changes................................... 15

   5.9 Compliance with Laws; No Defaults..................................... 15

   5.10 Litigation........................................................... 15


ARTICLE VI - COVENANTS....................................................... 16

   6.1  Mutual Covenants and Agreements...................................... 16

   6.2 Certain Covenants of RMFC............................................. 17

   6.3 Covenants of Annie's and the Merger Sub............................... 19


ARTICLE VII - CLOSING MATTERS................................................ 19

   7.1 The Closing........................................................... 19

   7.2 Documents and Certificates............................................ 20

ARTICLE VIII - CONDITIONS OF CLOSING......................................... 20

   8.1 Conditions to Obligations of Annie's, the Merger Sub and RMFC......... 20

   8.2 Conditions Applicable to Annie's and the Merger Sub................... 20

   8.3 Conditions Applicable to RMFC......................................... 21


ARTICLE IX - TERMINATION..................................................... 22

   9.1 Grounds for Termination............................................... 22

   9.2 Effect of Termination................................................. 22

   9.3 Procedure Upon Termination............................................ 23


ARTICLE X - INDEMNIFICATION AND ESCROW....................................... 23

   10.1 Indemnification...................................................... 23

   10.2 Procedure............................................................ 23

   10.3 Remedies............................................................. 24

   10.4 Termination of Representations and Warranties........................ 24

   10.5 Survival............................................................. 24

   10.6 Holdback............................................................. 24

   10.7 Holdback Termination................................................. 25

   10.8 Assertion of Claims Against Holdback................................. 25

   10.9 Resolution of Conflicts; Arbitration................................. 25

   10.10 Beneficial Interest................................................. 26


ARTICLE XI - MISCELLANEOUS................................................... 26

   11.1 Specific Performance................................................. 26

   11.2 Expenses............................................................. 26

   11.3 Further Assurances................................................... 26

   11.4 Parties in Interest.................................................. 26

   11.5 Entire Agreement..................................................... 27

   11.6 Amendment or Modification............................................ 27

   11.7 Waiver............................................................... 27

   11.8 Assignability........................................................ 27

   11.9 Certain Definitions.................................................. 27

   11.10 Headings and Interpretation......................................... 28

   11.11 Notices............................................................. 28

   11.12 Law Governing....................................................... 29

   11.13 Invalidity of Provisions............................................ 29

   11.14 Counterparts........................................................ 29

   11.15 Consent to Jurisdiction............................................. 29









                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger dated as of July 31, 1997 (the "Agreement") by and among Annie's Homegrown, Inc., a Delaware Corporation ("Annie's"), RMFC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Annie's (the "Merger Sub"), Raw Materials Food Company, a Delaware corporation ("RMFC"; RMFC and the Merger Sub being hereinafter sometimes called the "Constituent Corporations"), and Jay Fiano and Doug Nelson (each a "RMFC Stockholder"):

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of the Merger Sub and RMFC have by resolutions approved this Agreement and deem it advisable for the mutual benefit of the Constituent Corporations, and of the respective stockholders of each, that the Merger Sub merge with and into RMFC under and pursuant to the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions hereinafter set forth;

         WHEREAS, to induce Annie's and the Merger Sub to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, RMFC and certain of its stockholders and employees have entered into certain agreements with Annie's and the Merger Sub pursuant to which such RMFC stockholders and employees have undertaken to take certain actions in connection with the transactions contemplated by this Agreement; and

         WHEREAS, the parties intend by executing and delivering this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. In accordance with Section 251 of the DGCL, the Merger Sub shall be merged with and into RMFC (the "Merger"), and RMFC shall be the surviving corporation (such corporation in its capacity as such surviving corporation being hereinafter called the "Surviving Corporation"). The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting shares of each of the Constituent Corporations into the consideration which the holders of those shares are to receive upon conversion of such shares, shall be as set forth in this Agreement.

         1.2 Effective Time. The Merger shall become effective as of the time of the filing of the executed certificate of merger with the Secretary of State of Delaware pursuant to Section 251 of the DGCL (the "Effective Time").

         1.3 Certain Effects of the Merger. As of the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time: the separate existence of the Merger Sub shall cease








                     Agreement and Plan of Merger -- Page 2


and the Merger Sub shall be merged into RMFC; the Surviving Corporation shall possess, without further act or deed, all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of Delaware, in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against any of the Constituent Corporations shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in such action or proceeding.

         1.4 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time.

         1.5 By-Laws. The By-Laws of the Surviving Corporation shall, from and after the Effective Time, be amended to read in their entirety as set forth in the by-laws of the Merger Sub as in effect immediately prior to the Effective Time until changed as permitted by law, by the certificate of incorporation of the Surviving Corporation or by such by-laws.

         1.6 Directors. The directors and officers of the Surviving Corporation from and after the Effective Time shall be the directors and officers of the Merger Sub immediately prior to the Effective Time, each to hold office in accordance with applicable law and the certificate of incorporation and by-laws of the Surviving Corporation.



                                   ARTICLE II

                      CONVERSION AND EXCHANGE OF SECURITIES

         2.1 Shares of the Surviving Corporation. The authorized number and par value of shares of all classes of stock of the Merger Sub immediately prior to the Effective Time shall be the authorized number and par value of shares of the classes of stock of the Surviving Corporation from and after the Effective Time.

         2.2 Conversion of Merger Sub Common. At the Effective Time, each share of Common Stock, par value $.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and represent one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.








                     Agreement and Plan of Merger -- Page 3


         2.3 Conversion of RMFC Securities. (a) At the Effective Time, each share of RMFC Common issued and outstanding immediately prior to the Effective Time (other than shares of RMFC Common (i) held in the treasury of RMFC, which shall not be considered as outstanding for purposes of this Agreement, (ii) held by Annie's or any subsidiary of Annie's or RMFC, or (iii) which are Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and extinguished and converted into the right to receive 600 shares (or fraction of a share) of Annie's Common (the "Merger Shares").

                  (b) At the Effective Time, each share of RMFC Common held (i) in the treasury of RMFC, or (ii) by Annie's or any subsidiary of Annie's or RMFC, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired and all rights in respect thereof shall cease to exist.

                  (c) Each certificate representing shares of Annie's Common to be issued in the Merger shall bear a legend substantially in the following form:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Merger Sub is obtained to the effect that such registration is not required."

         2.4 No Fractional Annie's Common. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Annie's Common shall be issued to any holder of RMFC Common in the Merger and the holder thereof shall not be entitled to any voting or other rights of a holder of shares or a fractional share interest. Each holder of shares of RMFC Common who otherwise would have been entitled to receive a fraction of a share of Annie's Common shall receive in lieu thereof cash, without interest, in an amount determined by multiplying such holder's fractional interest by the Closing Price. For purposes of this Section 2.4, "Closing Price" means $6.00 per share.

         2.5 Distribution of Annie's Common. (a) At the Effective Time, each holder of an outstanding certificate or certificates for shares of RMFC Common shall cease to have any rights as a stockholder of the RMFC, except such rights, if any, as such holder may have with respect to Dissenting Shares. Each such holder of an outstanding certificate or certificates for shares of RMFC Common converted in the Merger, upon surrender of each such certificate to Annie's, shall receive promptly in exchange for each such certificate the shares of Annie's Common and cash for fractional shares (if any) to which such holder is entitled pursuant to Sections 2.3 and 2.4 of this Agreement. Pending such surrender and exchange, such holder's certificate or certificates for shares of RMFC Common shall be deemed for all corporate purposes, by virtue of the Merger and without any action on the part of the holder thereof, to evidence only the right to receive the shares of Annie's Common and cash (if any) provided for under this Agreement. Unless and until any such outstanding certificates for shares of RMFC Common shall be so surrendered, no dividend (cash or stock) payable to holders of record of shares of Annie's Common as of any date subsequent to the Effective Time shall be paid to the holder of any such outstanding certificate and his other rights as a stockholder of Annie's shall be suspended, but upon such surrender of such outstanding certificate there shall be paid to the record holder of the certificate of shares of Annie's Common issued in exchange therefor the amount of dividends, if any, without interest and less any taxes which may have been imposed thereon, that have theretofore become payable with respect to the number of those shares of Annie's Common represented by such certificate issued upon such surrender and exchange, and his other rights as a stockholder of Annie's shall thereafter be restored.








                     Agreement and Plan of Merger -- Page 4


         2.6 Closing of Stock Transfer Books. The stock transfer books of the RMFC shall be closed at the close of business on the business day immediately preceding the Effective Time. In the event of a transfer of ownership of RMFC Common which is not registered in the transfer records of the RMFC, the shares of Annie's Common and cash for fractional shares (if any) to be issued in the Merger as provided herein may be delivered to a transferee, if the certificate representing such RMFC Common is presented to Annie's, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes.

         2.7 Dissenting Shares. Shares of RMFC Common that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive shares of Annie's Common and cash (if any) in accordance with this Agreement, at or after the Effective time, unless and until the holder of such Dissenting Shares withdraws his demand for such appraisal in accordance with Section 262 of the DGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw in accordance with Section 262 of the DGCL his demand for such appraisal or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the shares of Annie's Common and cash (if any) into which his RMFC Common was converted as of the Effective Time pursuant to this Agreement. Any amounts to be paid to holders of Dissenting Shares with respect to such Dissenting Shares shall be paid by the Surviving Corporation.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                           RMFC AND RMFC STOCKHOLDERS

         RMFC  and  each  RMFC  Stockholder   hereby,   jointly  and  severally,
represents and warrants to each of Annie's and the Merger Sub as follows:

         3.1 Corporate Existence and Power. RMFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. RMFC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect upon the financial condition, results of operations, business, properties, assets, operations or prospects of RMFC (a "Material Adverse Effect on RMFC"). All jurisdictions in which RMFC is so qualified to do business are listed in Schedule 3.1. RMFC has previously delivered to Annie's and the Merger Sub true and complete copies of the certificate of incorporation and by-laws of RMFC, as amended to date and as currently in effect, and all minutes of meetings (including actions in lieu thereof) of the board of directors (and each committee thereof) and stockholders of RMFC.

         3.2 Corporate Authorization. The execution, delivery and performance by RMFC of this Agreement and the consummation by RMFC of the Merger and other transactions contemplated by this Agreement are within RMFC's corporate power
and  authority,   and,  subject  to  the  adoption  of  this








                     Agreement and Plan of Merger -- Page 5


Agreement by the stockholders of RMFC as required by law, have been duly authorized by all necessary corporate action. The Board of Directors of RMFC has
(i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of RMFC's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders. This Agreement has been duly authorized, executed and delivered by RMFC and constitutes a valid and binding obligation of RMFC, enforceable against RMFC in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally.

         3.3 Governmental Authorization. The execution, delivery and performance by RMFC of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by RMFC, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any governmental or regulatory body, court, agency, official or authority (each, a "Governmental Authority"), other than routine filings with the Secretary of State of the State of Delaware necessary to consummate the Merger.

         3.4 Non-Contravention. The execution, delivery and performance by RMFC of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by RMFC, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the certificate of incorporation or by-laws of RMFC, (ii) assuming compliance with the matters referred to in Section 3.3, to the best knowledge of RMFC and each RMFC Stockholder, contravene or conflict with or constitute a violation of any provision of any law, rule or regulation, (iii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any judgment, injunction, order or decree currently in effect and binding upon or applicable to RMFC, (iv) require any consent, approval or other action by any person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of RMFC or to a loss of any benefit to which RMFC is entitled, under any material provision of (A) any agreement, contract, indenture, lease or other instrument binding upon RMFC or (B) assuming compliance with the matters referred to in Section 3.3, any license, franchise, permit or other similar authorization held by RMFC, or (v) except for the rights of any holders of Dissenting Shares, result in the creation or imposition of any mortgage, pledge, security interest, lien, claim, charge, restriction, encumbrance or assessment of any kind (each, a "Lien") on any asset of RMFC.

         3.5 Capitalization. The authorized capital stock of RMFC consists of 100 shares of Common Stock, par value $.01 per share (the "RMFC Common"), of which 100 shares are issued and outstanding and no shares are held in the treasury of RMFC. All issued and outstanding shares of RMFC Common are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of RMFC or any other person. There are no outstanding (i) securities of RMFC convertible into or exchangeable for shares of capital stock or voting securities of RMFC or (ii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from RMFC, or agreements, commitments or obligations of RMFC to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of RMFC (the items in clauses (i) and (ii) being referred to collectively as the "RMFC Securities"). Except as set forth on Schedule 3.5, there are no outstanding obligations of RMFC to sell, issue or deliver, or to repurchase, redeem or otherwise acquire, any RMFC Securities. Schedule 3.5 sets forth a true and complete list of the record, and, to the knowledge of RMFC, the beneficial, owners of all RMFC Securities.







                     Agreement and Plan of Merger -- Page 6


         3.6 Subsidiaries. RMFC does not hold or own, directly or indirectly, any capital stock or other equity securities of any other corporation, or have any direct or indirect equity or ownership interest in any association, partnership, joint venture or other entity.

         3.7 Financial Statements. RMFC has previously delivered to Annie's and the Merger Sub the following financial statements (collectively, the "Financial Statements"):

                  (i) the unaudited balance sheet of RMFC as of December 31, 1996 and the related statements of operations and stockholders' equity for the year ended December 31, 1996, which in each case are complete and accurate in all material respects; and

                  (ii) the unaudited balance sheet of RMFC as of May 31, 1997 (the "Unaudited Balance Sheet") and the related statements of operations and stockholder's equity for the five months ended May 31, 1997, which in each case are complete and accurate in all material respects.

Each of the Financial Statements fairly presents the financial position of RMFC as of its date or the results of operations or changes in financial position, as is appropriate, of RMFC for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, which adjustments will not be material in amount or effect). Except as may be set forth in the Financial Statements, all of the revenues and expenses of RMFC reflected in the Financial Statements were derived or incurred in the ordinary course of business of RMFC. The account records underlying the Financial Statements accurately and fairly reflect, in reasonable detail, the transactions of RMFC. All accounts, notes and other receivable of RMFC are valid and enforceable, are not subject to any valid defense, set off, counterclaim or claim for returns or refunds, and are collectible in full in accordance with their terms in the ordinary and regular course of business of RMFC, except to the extent of any reserves therefor reflected on the Unaudited Balance Sheet or taken in the ordinary course of business consistent with past practice which in the aggregate are not material to RMFC. All amounts previously collected by RMFC in respect of accounts, notes and other receivable of RMFC are not subject to any valid defense, set off, counterclaim or claim for returns or refunds.

         3.8 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.8, RMFC has no liabilities or obligations, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Unaudited Balance Sheet, (b) disclosed in this Agreement or in the Schedules hereto, or (c) incurred in the ordinary course of business consistent with past practice. There is no basis for any assertion against RMFC of any liability or obligation of any nature or in any amount not (a) fully reflected or adequately reserved against in the Unaudited Balance Sheet, (b) disclosed in this Agreement or in the Schedules hereto, or (c) incurred in the ordinary course of business consistent with past practice. For the purposes of this Agreement the phrase "liabilities or obligations" shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

         3.9 Properties. Except as set forth in Schedule 3.9, all of the assets and properties of RMFC are reflected on the Unaudited Balance Sheet (except to the extent not required to be so reflected by generally accepted accounting principles), and RMFC has good, valid and marketable title to all of its assets and properties, whether real, personal or mixed, tangible or intangible, that are material to the business of RMFC, free and clear of all Liens, except (a) Liens for current taxes not delinquent or being contested in good faith by appropriate proceedings, (b) Liens in connection with workers' compensation,








                     Agreement and Plan of Merger -- Page 7


unemployment insurance or other social security obligations, (c) deposits or pledges to secure bids, tenders, contracts (other than contracts or the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (d) mechanic's, workman's, materialmen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, and (e) such imperfections of title, Liens, easements and encumbrances, if any, as are not substantial and do not materially detract from the value, or materially interfere with the present use, of any of the properties subject thereto or effected thereby, or otherwise have a Material Adverse Affect on RMFC.

         3.10 Real Property. Set forth on Schedule 3.10 is an accurate and complete list and summary description of all real property currently owned or leased by RMFC or any of its affiliates and, except as set forth on Schedule 3.10, none of the described leases require any consent to the transactions contemplated by this Agreement. RMFC has previously delivered to Annie's and the Merger Sub accurate and complete copies of all leases listed and described on
Schedule 3.10. Except as set forth on Schedule 3.10, RMFC has possession of each of the aforementioned properties and, to the knowledge of RMFC, no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the described leases. All rents or other material payment obligations which have become due in respect of each of such leased properties have been paid, RMFC has complied in all material respects with its obligations under the said leases and RMFC has not received any notice of any breach of its obligations under any covenants, agreements, statutory requirements, planning consents, by-laws, orders and regulations affecting any of such properties (whether owned or leased), their use and any business of RMFC there carried on.

         3.11 Condition of Tangible Assets. All material tangible property, including the real property and structures thereon, of RMFC is in good operating condition and the operation and use of such property in the businesses of RMFC conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

         3.12 Inventories. Set forth on Schedule 3.12 is an accurate and complete list of all raw materials, work-in-process, finished goods, packaging, supplies and other inventories of RMFC, wherever situated (collectively, the "Inventories"). The Inventories consist only of items of a quality and quantity usable or saleable in the ordinary course of RMFC's business. The level of Inventories are at normal and adequate levels of the continuation of RMFC's business and are consistent with the RMFC's past practice.

         3.13 Proprietary Rights. RMFC own, possess or, to the knowledge of RMFC, lawfully use all patents, patent applications, trademarks, trademark applications, service marks, trade names, franchises, permits, copyrights and copyright registrations, used in its business (collectively, the "Patents and Trademarks"). Set forth on Schedule 3.13 is an accurate and complete list of all the Patents and Trademarks. Except as set forth on Schedule 3.13, each of the Patents and Trademarks is owned exclusively by RMFC, is valid and enforceable, and does not infringe (nor has any claim been made that there is any such infringement) any patent, patent applications, trademark, trademark applications, service mark, trade name, franchise, permit, copyright or copyright registration, of any party. Except as set forth on Schedule 3.13, RMFC has no knowledge of any claim or reason to believe that RMFC or any of its affiliates is or may be infringing on or otherwise acting adversely to the rights of any person under or in respect of any patent, patent application, trademark, trademark application, service mark, trade name, franchise, permit, copyright or copyright registration. RMFC is not obligated or under any liability to make any payment by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, patent application, trademark applications, service mark, trade name, franchise,








                     Agreement and Plan of Merger -- Page 8


permit copyright or copyright registration with respect to the use thereof, in connection with the conduct of its business, or otherwise.

         3.14 Absence of Certain Changes. Except as disclosed in Schedule 3.14, since May 31, 1997, the business of RMFC has been conducted in the ordinary course consistent with past practices and there has not been:

                  (i)  any   event,   occurrence,   development   or   state  of
circumstances or facts which has had or could reasonably be expected to result in or have a Material Adverse Effect on RMFC;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of RMFC, or any repurchase, redemption or other acquisition by RMFC or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other equity or ownership interests in, RMFC or any of its subsidiaries;

                  (iii) any amendment of any material term of any outstanding security of RMFC or any of its subsidiaries;

                  (iv) any incurrence, assumption or guarantee by RMFC of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, but in any event not exceeding an aggregate of $2,000;

                  (v) any creation or assumption by RMFC of any Lien on any asset, other than Liens that do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of the business of RMFC;

                  (vi) any making of any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly owned subsidiaries made in the ordinary course of business consistent with past practices;

                  (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of RMFC which, individually or in the aggregate, has had or would reasonably be expected to result in or have a Material Adverse Effect on RMFC;

                  (viii) any acquisition of any capital asset or any other investment for aggregate consideration in excess of $5,000;

                  (ix) any sale, lease, pledge, transfer or other disposition of any capital asset for aggregate consideration in excess of $5,000;

                  (x) any transaction or commitment made, or any contract or agreement entered into, by RMFC relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by RMFC of any contract or other right, in either case, material to RMFC taken as a whole, other than transactions, commitments and relinquishments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                  (xi) any change in any method of accounting or accounting practice by RMFC;







                     Agreement and Plan of Merger -- Page 9


                  (xii) any (A) grant of any severance or termination pay to any director, officer or employee of RMFC, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of RMFC, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements or (D) change in compensation, bonus or other benefits payable to directors, officers or employees of RMFC, other than increases in the ordinary course of business of the compensation of the employees (other than the directors and officers) of RMFC;

                  (xiii) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of RMFC, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of RMFC; or

                  (xiv) any agreement, undertaking or commitment to do any of the foregoing.

         3.15 Litigation. Except as disclosed in Schedule 3.15, there is no action, suit, investigation or proceeding pending against or, to the knowledge of RMFC, threatened against or affecting, RMFC or any of its respective properties or assets before any court or arbitrator or any Governmental Authority. Except as set forth in Schedule 3.15, RMFC is not subject to any judgment, order or decree entered in any lawsuit or proceeding or issued by any Governmental Authority.

         3.16 Contracts. Set forth on Schedule 3.16 is a complete list of all agreements, contracts, plans, leases, arrangements and commitments to which RMFC is a party or is subject.

         3.17 Taxes. (a) The term "Taxes" as used herein means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, unemployment insurance, environmental, worker's compensation, Pension Benefit Guaranty Corporation premiums and all other taxes, fees, assessments or other charges of any kind similar to Taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing taxes. The term "Returns" as used herein means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and "Return" means any one of the foregoing returns. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

                  (b) RMFC has filed all Returns required to be filed by or on its behalf on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable by RMFC on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by RMFC with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period ending on or prior to the Closing Date. RMFC has withheld and paid over all Taxes required to have been withheld and paid over by it, and complied in all respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of RMFC with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that RMFC is contesting in good faith through
appropriate   proceedings








                     Agreement and Plan of Merger -- Page 10


and for which appropriate reserves have been established, which reserves are fully reflected in the Financial Statements. The amount of RMFC's liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of the net current liability accruals for Taxes set forth on the Unaudited Balance Sheet.

                  (c) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns of RMFC. No waivers of statutes of limitation with respect to any of the Returns have been given by or requested from RMFC. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an appropriate reserve therefor has been established and is fully reflected in the Financial Statements. RMFC is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any other amount for which a deduction would be disallowed under Section 162(m) or Section 404 of the Code. RMFC has not agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and RMFC will not be required to make any such adjustment as a result of the transactions contemplated by this Agreement. None of the RMFC Stockholders is a "foreign person" as that term is defined in
Section 1445 of the Code. RMFC has not ever been a member of a group of corporations filing a consolidated, unitary or combined Return. The transactions set forth in this Agreement are not subject to the Tax withholding provisions of
Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. RMFC has never filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign law), relating to collapsible corporations, or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign law) apply to the disposition of any asset owned by it. No power of attorney has been granted by RMFC, and is currently in force, with respect to any matter relating to Taxes.

                  (d) RMFC has been an S Corporation (within the meaning of Section 1361(a)(1) of the Code) at all times from inception through the date hereof, and none of the RMFC Stockholders have taken any action, other than the actions contemplated pursuant to this Agreement, that would terminate such S Corporation status. Other than the RMFC Stockholders, no person has owned capital stock of RMFC at any time from inception through the date hereof. RMFC is not liable for the Taxes of any person (other than RMFC) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee, successor, by contract, indemnification, guarantee or otherwise.

         3.18 Insurance Coverage. Schedule 3.18 sets forth an accurate and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of RMFC. There is no claim by RMFC pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and RMFC has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect. Such insurance is adequate to cover all reasonably foreseeable risks associated with the business of RMFC and is in such amounts, with such deductibles and with such other terms as is prudent for a business such as that of RMFC. RMFC does not know of any threatened termination of, or has received written notice of, any premium increase with respect to, any of such policies or bonds.








                     Agreement and Plan of Merger -- Page 11


         3.19 Compliance with Laws; No Defaults. (a) RMFC is not in violation of, and has not violated, any applicable provisions of any law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RMFC.

                  (b) To the best knowledge of RMFC and each RMFC Stockholder, RMFC is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any applicable law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments.

                  (c) RMFC is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had, or could reasonably be expected to have, a Material Adverse Effect on RMFC. There is no unfair labor practice complaint pending or, to the knowledge of RMFC, threatened against RMFC before the National Labor Relations Board.

         3.20 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of RMFC who might be entitled to any fee or commission from Annie's, the Merger Sub, RMFC or any other person upon consummation of the transactions contemplated by this Agreement.

         3.21 Environmental Compliance. (a) To the best knowledge of RMFC and each RMFC Stockholder, except as disclosed on Schedule 3.21, (i) RMFC has complied with all federal, state and local laws (including without limitation case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws"); (ii) RMFC has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws, except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; and (iii) there is not now, nor has there ever been, any underground storage tank on any real property owned, operated or leased by RMFC; (iv) there are no "Environmental Liabilities".

                  (b) For purposes of this Agreement, "Environmental Liabilities" are any liabilities which (i) arise out of or in any way relate to RMFC's operations or activities, or any real property at any time owned, operated or leased by RMFC, or any RMFC Stockholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

         3.22     Intercompany Arrangements; Conflicts.

                  (a) Except as set forth on Schedule 3.22, RMFC does not own any note, bond, debenture or other indebtedness, or is otherwise a creditor, of any stockholder of RMFC

                  (b) Except as set forth on Schedule 3.22, none of the officers or directors of RMFC (i) has any material direct or indirect interest in any entity which does business with RMFC; (ii) has any direct or indirect interest in any property, asset or right which is used by RMFC in the conduct of their








                     Agreement and Plan of Merger -- Page 12


business; or (iii) has any contractual relationship with RMFC other than such relationships that arise from being an officer, director or stockholder of RMFC.

         3.23 Other Information. This Agreement and the Schedules hereto, taken as a whole, do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to RMFC previously delivered to Annie's constitute RMFC's good faith estimate as of the date on which such financial projections were delivered to Annie's, and RMFC is not aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect. Annie's recognizes that such projections are based on the assumptions described therein and that such assumptions may not prove to be correct. As of the date of this Agreement, however, RMFC has no reason to believe that any of such assumptions are incorrect or unreasonable as of the date of this Agreement.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF RMFC STOCKHOLDERS

         Each RMFC Stockholder hereby represents and warrants to Annie's and the Merger Sub as follows:

         4.1 Ownership of Stock. Such RMFC Stockholder is the record and beneficial owner of the shares of capital stock of RMFC set forth after such RMFC Stockholder's name on Schedule 3.5, and owns all such shares free and clear of any and all Liens or any rights of first refusal, voting trusts, proxies or other arrangements or understandings, whether written or oral, and such RMFC Stockholder has the sole and exclusive right and power to exercise all voting rights and other rights with respect to such shares.

         4.2 Certain Tax Matters. Such RMFC Stockholder has no present plan or intention to engage in a direct or indirect sale, exchange, redemption, disposition or conveyance or any transaction that would have the effect of reducing in any way such RMFC Stockholder's risk of ownership (by short sale or otherwise) including, but not limited to, distributions by a partnership to its partners and by a corporation to its shareholders (a "sale"), of the shares of Annie's Common to be received by such RMFC Stockholder in the Merger.

         4.3 Investment. Such RMFC Stockholder is acquiring the shares of Annie's Common to be issued in the Merger for investment for such RMFC Stockholder's own account, and not with a view to, or for resale in connection with, any distribution of the shares of Annie's Common and such shares of Annie's Common can not be resold without registration under the Securities Act or an exemption therefrom. The RMFC Stockholder is not a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any such person or any third party with respect to the shares of Annie's Common to be issued in the Merger.

         4.4 Investor Qualification. Such RMFC Stockholder has such knowledge and experience in financial and business matters that such RMFC Stockholder is capable of evaluating the merits and risks of the prospective investment.

         4.5 Access to Information. The RMFC Stockholder acknowledges receipt of Annie's Reports, as defined in Section 5.6 below.. Such RMFC Stockholder further acknowledges that such








                     Agreement and Plan of Merger -- Page 13


RMFC Stockholder has had the opportunity to ask questions of and receive answers from officers and employees of Annie's about Annie's and the terms and conditions of the Merger, and to receive and review such documents concerning Annie's as such RMFC Stockholder has requested.

         4.6 Tax Advice. Such RMFC Stockholder acknowledges and understands that neither Annie's nor Testa, Hurwitz & Thibeault, LLP, counsel to Annie's, have rendered any tax advice to such RMFC Stockholder and make no representations or warranties that the Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986.


                                    ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF ANNIE'S AND THE MERGER SUB

         Annie's and the Merger Sub hereby represent and warrant to RMFC and each RMFC Stockholder as follows:

         5.1 Corporate Existence and Power. Each of Annie's and the Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and proposed to be conducted. Annie's has previously delivered to RMFC true and complete copies of the certificates of incorporation and by-laws of Annie's and the Merger Sub, as currently in effect.

         5.2 Corporate Authorization. The execution, delivery and performance by Annie's and the Merger Sub of this Agreement, and the consummation by Annie's and the Merger Sub of the Merger and other transactions contemplated by this Agreement, are within the corporate power and authority of Annie's and the Merger Sub, respectively, and, have been duly authorized by all necessary corporate action. This Agreement has been duly and validly authorized, executed and delivered by Annie's and the Merger Sub and constitutes a valid and binding obligation of Annie's and the Merger Sub, enforceable against Annie's and the Merger Sub in accordance with its terms.

         5.3 Governmental Authorization. The execution, delivery and performance by Annie's and the Merger Sub of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by Annie's and the Merger Sub, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any Governmental Authority, other than routine filings with the Secretary of State of the State of Delaware necessary to consummate the Merger, and compliance with the applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (this "Exchange Act") and any applicable state securities and blue sky laws in connection with the offering, sale and delivery of the shares of Annie's Common to be issued in the Merger.

         5.4 Non-Contravention. The execution, delivery and performance by Annie's and the Merger Sub of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by Annie's and the Merger Sub, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the certificates of incorporation or by-laws of Annie's or the Merger Sub or (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Annie's or the Merger Sub.








                     Agreement and Plan of Merger -- Page 14


         5.5 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Annie's or the Merger Sub who might be entitled to any fee or commission from RMFC or any of its stockholders (or any of their affiliates) upon consummation of the transactions contemplated by this Agreement.

         5.6 Reports and Financial Statements. Annie's has previously furnished to RMFC true and correct copies of its (i) Annual Report on Form 10-KSB for the year ended December 31, 1996, (ii) its Transitional Report on Form 10-QSB for the period ended March 31, 1997, and (iii) all other reports or registration statements filed by it with the Securities and Exchange Commission under the Securities Act and the Exchange Act since December 31, 1996 all in the form (including exhibits) so filed (collectively, the "Reports"). As of their respective dates, the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements included in Annie's Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders equity or cash flows, subject to normal year-end adjustments and any other adjustments described therein.

         5.7 Annie's Common. The shares of Annie's Common to be issued and exchanged for shares of RMFC Common in the Merger will, when issued in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

         5.8  Absence  of  Material  Adverse  Changes.  Except as  disclosed  on
Schedule 5.8, since the date of filing of the most recent Report, the business of Annie's and the Merger Sub has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in or have a Material Adverse Effect on Annie's or the Merger Sub.

         5.9 Compliance with Laws; No Defaults. (a) Neither Annie's nor the Merger Sub are in violation of, and have not violated, any applicable provisions of any law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Annie's.

                  (b) To the best knowledge of Annie's and the Merger Sub, neither Annie's nor the Merger Sub is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any applicable law, statute, ordinance, regulation, judgment, order, injunction,
permit,   license,   certificate  or  other  authorization,   or  its  governing
instruments.

                  (c) Annie's and the Merger Sub are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had, or could reasonably be expected to have, a Material Adverse Effect on Annie's. There is no unfair labor practice complaint pending or, to the knowledge of Annie's or the Merger Sub, threatened against Annie's before the National Labor Relations Board.







                     Agreement and Plan of Merger -- Page 15


         5.10 Litigation. Except as disclosed on Schedule 5.10, there is no action, suit, investigation or proceeding pending against or, to the knowledge of Annie's or Merger Sub, threatened against or affecting, Annie's or any of its respective properties or assets before any court or arbitrator or any Governmental Authority. Except as set forth in Schedule 5.10, Annie's is not subject to any judgment, order or decree entered in any lawsuit or proceeding or issued by any Governmental Authority.


                                   ARTICLE VI

                                    COVENANTS

         6.1 Mutual Covenants and Agreements. Each of the parties hereby covenants and agrees with the other parties as follows:

                  (a) Cooperation. It shall cooperate fully with the other parties hereto in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary to the speedy and successful consummation of the transactions contemplated by this Agreement or is necessary, appropriate or desirable for the corporate purposes of Annie's.

                  (b)  Confidentiality.

                           (i)  All  information  furnished  by one  party  (the
         "Disclosing Party") to any other party (the "Receiving Party") in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by the Receiving Party, except to the extent that such information (i) is or becomes generally available to the public other than as a result of disclosure by the Receiving Party (or any of its directors, officers, employees, agents or advisors (the "Agents")), (ii) was within the possession of the Receiving Party prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party provided that the source of such information is not known by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Agents, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party with respect to such information or (iv) is required to be disclosed in any document filed with the Commission or any other governmental agency or as required by applicable law.

                           (ii) If the Receiving Party or any of its Agents is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the confidential information, the Receiving Party shall use all reasonable efforts to provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Agents are nonetheless, based on the advice of counsel, required to disclose confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party or its Agents may, without liability hereunder, disclose to such tribunal only that portion of the confidential








                     Agreement and Plan of Merger -- Page 16


         information which such counsel advises the Receiving Party is legally required to be disclosed, provided that the Receiving Party exercise its best efforts to preserve the confidentiality of the confidential information, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the confidential information by such tribunal.

                           (iii) If the transactions contemplated by this Agreement shall fail to be consummated, the Receiving Party shall promptly cause all copies of documents or extracts thereof containing information and data as to the Disclosing Party to be returned to the Disclosing Party or destroyed.

                  (c) Miscellaneous Agreements and Consents. Subject to the terms and conditions provided in this Agreement, it shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. It will, and will cause each of its subsidiaries to, use their respective reasonable efforts to obtain consents of all third parties and Governmental Authorities necessary, appropriate or desirable for the consummation of the transactions contemplated by this Agreement.

         6.2 Certain Covenants of RMFC. RMFC hereby covenants and agrees with Annie's and the Merger Sub as follows:

                  (a) Preservation of Business Organization. RMFC shall use all reasonable efforts to preserve without material impairment the business organization of RMFC and its goodwill as to payors, providers, suppliers, distributors, clients and others having business relations with RMFC.

                  (b) Carry on in Regular Course. RMFC shall carry on its business in the ordinary and usual course in a manner consistent with its past practices.

                  (c) Stockholder Approval. RMFC shall use all reasonable efforts to obtain the approval of the stockholders of RMFC of the transactions contemplated by this Agreement as required by the DGCL and the certificate of incorporation and by-laws of RMFC.

                  (d) Consents. RMFC shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such documents or instruments as may be required in order that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement, contract, commitment or instrument to which RMFC is a party or by which RMFC or any of its assets is bound.

                  (e) Capital Stock. RMFC shall not issue or sell, or redeem, purchase or otherwise acquire, any RMFC Securities, or agree to do any of the foregoing.

                  (f) Other Actions. Without the prior written consent or approval of Annie's, RMFC shall not: (i) amend its certificates of incorporation or by-laws; (ii) increase the rate of compensation of, or pay any bonus to, any directors, officers or employees, other than increases in the ordinary course of business consistent with past practices of the compensation of the employees of RMFC; (iii) enter into or amend any employment, management, consulting, deferred compensation, severance or other similar contract or agreement, (iv) enter into any contract or commitment except in the ordinary course of







                     Agreement and Plan of Merger -- Page 17


business or as contemplated by this Agreement; (v) incur any debt for borrowed money in any amount, or any liability or obligation other than in the ordinary course of business and in any event not in excess of $2,000 in the aggregate;
(vi) discharge or satisfy any consensual Lien or any non-consensual Lien securing any liability or pay any debt, liability or obligation other than in the ordinary course of business and in any event not in excess of $5,000 in the aggregate; (vii) mortgage, pledge or subject to any Lien any of their respective assets, tangible or intangible; (viii) dispose or discontinue any portion of their respective businesses or properties, or merge or consolidate with or acquire all or any substantial portion of, the business or properties of any other entity; (ix) acquire or enter into any contract or agreement or make any commitment or obligation with respect to the lease or acquisition of any capital asset other than in the ordinary course of business and in any event not in excess of $5,000 in the aggregate; (x) make any dividends, distributions or cash transfers to any of their respective stockholders or affiliates other than dividends from any of its subsidiaries to RMFC; (xi) enter into any transaction with any of their respective stockholders or any affiliates of any of their respective stockholders, other than in the ordinary course of, and pursuant to the reasonable requirements of, their respective businesses and upon terms that are no less favorable to RMFC or the subsidiary than RMFC or the subsidiary could obtain in a comparable transaction with a person who was not such a stockholder or an affiliate of such a stockholder or other than as contemplated by this Agreement; or (xii) agree to do any of the foregoing.

                  (g) Access.  RMFC shall permit  officers,  employees,  agents, attorneys and accountants and other persons designated by Annie's full access after reasonable notice during normal business hours to the properties, books, contracts, commitments, tax returns, examination reports of the Internal Revenue Service and other records of the RMFC. Unless prohibited by law or contract, such designees of Annie's shall be furnished with true, accurate and complete copies of such contracts, commitments and other records and all other information with respect to the assets and business of RMFC as such designees may reasonably request.

                  (h) Stockholders' Approval. RMFC shall take all action necessary in accordance with applicable law at the earliest possible time to obtain a vote or written action of its stockholders approving and adopting this Agreement (including the transactions contemplated hereby) in accordance with the DGCL, and its certificate of incorporation and by-laws.

                  (i) Expenses. RMFC will pay on or before the Closing Date all costs and expenses, including legal and accounting fees of RMFC and the RMFC Stockholders, in connection with RMFC's and the RMFC Stockholders' preparation, negotiation and performance of this Agreement, and the RMFC Stockholders shall pay all transfer, documentary and similar taxes and fees in connection with the transactions contemplated hereunder.

                  (j) Notices of Certain Events. RMFC shall promptly notify Annie's of:

                           (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                           (iii) any actions, suits, claims, investigations or proceedings commenced relating to or involving or otherwise affecting RMFC that, if pending on the date of this








                     Agreement and Plan of Merger -- Page 18


         Agreement,  would have been required to have been disclosed pursuant to
         Article III or that relate to the consummation of the transactions contemplated by this Agreement.

                  (k) Accuracy of Representations and Warranties. RMFC shall not
(a) take or agree or commit to take any action that would make any representation and warranty of RMFC hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         6.3 Covenants of Annie's and the Merger Sub. Annie's and the Merger Sub hereby covenant and agree with RMFC as follows:

                  (a) Documents and Information to be Furnished. Annie's shall furnish to RMFC promptly after such documents are available to Annie's stockholders its unaudited quarterly financial reports in the form filed with the Commission on Form 10-QSB prescribed under the Exchange Act and such other reports, statements, documents and other items Annie's delivers, or is required to deliver, to any of its stockholders.

                  (b) Notices of Certain Events. Annie's shall promptly notify RMFC of:

                           (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii)  any  notice  or  other  communication  from any
Governmental Authority in connection with the transactions contemplated by this Agreement; and

                           (iii) any actions,  suits, claims,  investigations or
proceedings commenced relating to or involving or otherwise affecting Annie's or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or that relate to the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VII

                                 CLOSING MATTERS

         7.1 The Closing. The closing (the "Closing") shall be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, on July 31, 1997 or as soon as thereafter as practicable (the "Closing Date"). If any condition in Article VIII is not satisfied in any material respect (or is not duly waived) at the Closing, any party whose obligations are subject to such condition may extend the period in which the Closing must be consummated (during which period each other party shall use its respective reasonable efforts to cause all such conditions to be satisfied in all material respects). If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing (whether or not delayed), the Closing shall be consummated by the making of all necessary filings with the Secretary of State of Delaware under DGCL.

         7.2 Documents and Certificates. Each of Annie's, the Merger Sub and RMFC shall use all reasonable efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the








                     Agreement and Plan of Merger -- Page 19


Closing of the transactions contemplated by this Agreement or to cause the Effective Time, subject to consummation at the Closing, to occur as soon as practicable.


                                  ARTICLE VIII

                              CONDITIONS OF CLOSING

         8.1 Conditions to Obligations of Annie's, the Merger Sub and RMFC. The obligations of Annie's, the Merger Sub and RMFC under this Agreement to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) Governmental Approvals. Annie's, the Merger Sub and RMFC shall have received all necessary approvals of Governmental Authorities of the transactions contemplated by this Agreement, and each of such approvals shall remain in full force and effect at the Closing Date.

                  (b) Litigation. No action, suit, litigation, proceeding or investigation shall (i) have been formally instituted and be pending with regard to the Merger or (ii) be threatened by any Governmental Authority with regard to the Merger which, if resolved substantially in accordance with plaintiff's demand, would be reasonably likely to have a Material Adverse Effect on Annie's. On the Closing Date, there shall not be in force any order or decree restraining or enjoining consummation of the Merger or placing any limitation upon such consummation or to invalidate, suspend or require modification of any provision of this Agreement.

         8.2 Conditions Applicable to Annie's and the Merger Sub. The obligations of Annie's and the Merger Sub under this Agreement to cause the Merger to be consummated are, at their option, subject to the satisfaction of the following conditions, in addition to the conditions contained in Section 8.1:

                  (a) Stockholder Approvals. The transactions contemplated by this Agreement shall have been approved by the stockholders of RMFC as required by the DGCL and the certificate of incorporation and by-laws of RMFC.

                  (b) Performance of This Agreement. All the terms, covenants and conditions of this Agreement to be complied with and performed by RMFC on or before the Closing Date shall have been fully complied with and performed in all material respects.

                  (c) Accuracy of Representations and Warranties. The representations and warranties of RMFC set forth in Article III shall be true and correct in all material respects both on the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are contemplated by this Agreement.

                  (d) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the financial condition, results of operations, business, properties, assets, operations or prospects of RMFC, taken as a whole.








                     Agreement and Plan of Merger -- Page 20


                  (e) Officers' Certificate Concerning This Agreement. RMFC shall have furnished to Annie's and the Merger Sub a certificate dated the Closing Date, signed by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 8.2(a) through 8.2(d) have been satisfied.

                  (f) Opinion of Counsel. Annie's and the Merger Sub shall have received from counsel to RMFC an opinion or opinions dated the Closing Date substantially in the form set forth in Exhibit D.

                  (g) Termination of Agreements. All agreements among RMFC and any of its securityholders , or among any of the RMFC securityholders , providing for registration rights, rights of first refusal, rights of co-sale, relating to the voting of RMFC securities or requiring RMFC to obtain the consent or approval of any such securityholders prior to taking or failing to take any action, shall have been terminated in their entirety.

                  (h) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Annie's, and Annie's shall have received copies of all such documents and other evidence as it may reasonably request to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         8.3 Conditions Applicable to RMFC. The obligations of RMFC under this Agreement to cause the Merger to be consummated are, at its option, subject to the satisfaction of the following conditions, in addition to the conditions contained in Section 8.1:

                  (a) Performance of this Agreement. All the terms, covenants and conditions of this Agreement to be complied with and performed by Annie's and the Merger Sub on or before the Closing Date shall have been fully complied with and performed in all material respects.

                  (b) Accuracy of Representations and Warranties. The representations and warranties of Annie's and the Merger Sub set forth in
Article V shall have been true and correct in all material respects on the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are contemplated by this Agreement.

                  (c) No Material Adverse Changes. Since the date of this Agreement, there shall have been no material adverse change in the financial condition, results of operations, business, properties, assets, operations or prospects of Annie's or the Merger Sub, taken as a whole.

                  (d) Officers' Certificate Concerning This Agreement. Annie's shall have furnished to RMFC a certificate dated the Closing Date, signed by the President and the secretary of Annie's, to the effect that, the conditions set forth in Sections 8.3(a) through 8.3(c) hereof have been satisfied.

                  (e) Opinion of Counsel. RMFC shall have received from counsel to Annie's an opinion or opinions dated the Closing Date substantially in the form set forth on Exhibit E.







                     Agreement and Plan of Merger -- Page 21


                  (f) Required Consents. Annie's shall have received all consents or approvals of the Merger or any other transactions contemplated by this Agreement required under any material lease, contract, commitment, note, guaranty or other evidence of indebtedness of Annie's or any of its subsidiaries, or any lease of any material real property of Annie's and its subsidiaries, or under applicable law for the consummation of the transactions contemplated hereby.

                  (g) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to RMFC and the RMFC Stockholders, and RMFC and the RMFC Stockholders shall have received copies of all such documents and other evidence as it may reasonably request to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                   ARTICLE IX

                                   TERMINATION

         9.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual written agreement of Annie's and RMFC;

                  (b) by Annie's if the Effective Time shall not have occurred on or before September 30, 1997;

                  (c) by either Annie's or RMFC in the event of a material breach by the other party of any representation, warranty or agreement contained in this Agreement which is not cured within sixty (60) days after written notice of such breach is given to the party committing such breach and

         The party desiring to terminate this Agreement shall give notice of such termination to the other parties.

         9.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.1 hereof, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another, and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, that the obligations of the parties contained in Section 6.1(b) hereof shall survive any such termination; and provided further, that nothing herein shall relieve any party of any liability arising from any breach of its obligations, covenants or agreements hereunder.

         9.3 Procedure Upon Termination. In the event of the termination of this Agreement, the Board or Boards of Directors so terminating may direct its or their officers not to file the certificate of merger in the office of the Secretary of State of the State of Delaware, notwithstanding favorable action by the stockholders of the Merger Sub and RMFC. In the event this Agreement is terminated, the agreements of RMFC and Annie's contained in Section 6.1(b) shall survive such termination.








                     Agreement and Plan of Merger -- Page 22


                                    ARTICLE X

                           INDEMNIFICATION AND ESCROW

         10.1 Indemnification. (a) The RMFC Stockholders, jointly and severally, agree to indemnify, defend and hold harmless Annie's, its successors and assigns, and any director, officer, stockholder or affiliate of Annie's (individually an "Acquiror Indemnitee" and collectively the "Acquiror Indemnitees") against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties and reasonable attorneys' fees (a "Loss" in the singular or "Losses" in the plural), that any Acquiror Indemnitee shall incur or suffer which arise or result from the breach by RMFC or the RMFC Stockholders of, or the failure by RMFC or the RMFC Stockholders to comply with or perform, the representations, warranties, covenants or agreements contained in this Agreement (except for those representations and warranties contained in Article IV of this Agreement) or in any certificate, schedule, exhibit, or other instrument or agreement furnished herein or therein.

                  (b) Each of the RMFC Stockholders, severally (but not jointly), agrees to indemnify, defend and hold harmless any Acquiror Indemnitee against and in respect of any and all Losses that such Acquiror Indemnitee shall incur or suffer which arise or result from the breach by such RMFC Stockholder of, or the failure by such RMFC Stockholder to comply with or perform, his representations, warranties, covenants or agreements contained in Article IV of this Agreement, and provided, however, that no RMFC Stockholder shall have any liability under this Section 10.1(b) for any Loss arising or resulting from a breach of any other RMFC Stockholder, or the failure of any other RMFC Stockholder to comply with or perform, the representations, warranties, covenants or agreement described in this Section 10.1(b) of any other RMFC Stockholder.

         10.2 Procedure. If an Acquiror Indemnitee proposes to demand indemnification pursuant to this Article 10, such Acquiror Indemnitee shall notify the RMFC Stockholders thereof within a reasonable period of time after assertion thereof, provided that the failure of the Acquiror Indemnitee to give such notice shall not relieve the RMFC Stockholders of their obligations under this Article 10, if the Acquiror Indemnitee shall have demonstrated that the RMFC Stockholders shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third person having liability therefor, the RMFC Stockholders shall have the right within fifteen (15) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided, however, that if the RMFC Stockholders shall have exercised their right to assume such control, the Acquiror Indemnitee; may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by the RMFC Stockholders) in any such matter, and in such event counsel selected by the RMFC Stockholders shall be required to cooperate with such counsel of the Acquiror Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Acquiror indemnitee. Nothing herein shall be deemed to constitute a waiver of the RMFC Stockholders' right to dispute any claims of third persons provided the RMFC Stockholders procure a complete and unconditional release of Acquirors from all claims of and liabilities to such third persons. The RMFC Stockholders shall have the right to settle or compromise any claim without the consent of the Acquirors Indemnitees provided the terms thereof provide for the unconditional release of the Acquiror Indemnitees and provided further that the RMFC Stockholders agree to refrain from settling any claims without the consent of Annie's where Annie's shall have reasonably demonstrated that the circumstances surrounding the settlement of any such claims could result in a material adverse impact upon the business, community standing or financial position of Annie's. No Acquiror Indemnitee shall








                     Agreement and Plan of Merger -- Page 23


undertake the determination of any, liability that is subject to any claim for indemnification hereunder until the RMFC Stockholders are first given the opportunity to settle, compromise or contest such liability as provided herein.

         10.3 Remedies. Each of the RMFC Stockholders acknowledges and agrees that Annie's and the Merger Sub would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the RMFC Stockholders agrees that Annie's and the Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties (subject to the provisions of Section 11.15 below), in addition to any other remedy to which they may be entitled, at law.

         10.4 Termination of Representations and Warranties. Each of the representations and warranties contained in Articles 3 and 4 and each of the covenants and agreements in this Agreement, and all liabilities of a defaulting party thereunder (and under this Agreement with respect thereto) shall survive the Closing Date for the period up to and including the date which is twelve months after such Closing Date (the "Expiration Date"). Notwithstanding the prior sentence, the covenants contained in Section 6.1(b) shall not terminate. Any claim for indemnification brought under this Article 10 before the Expiration Date shall survive until a final resolution of such claim is effected and expressly acknowledged in writing by the parties to be such a final resolution.

         10.5 Survival.  Notwithstanding  anything herein to the contrary,  this
Article 10 shall survive for a period of three (3) years from the Closing Date.

         10.6 Holdback. At the Effective Time, the RMFC Stockholders shall be deemed to have directed Annie's to withhold from issuance to each of the RMFC Stockholders a number of Merger Shares equal to fifty percent (50%) of the Merger Shares in the aggregate, otherwise deliverable to the RMFC Stockholders. The Merger Shares withheld are herein referred to as the "Holdback Shares." The Holdback Shares shall be issued to the RMFC Stockholders but held in reserve by Annie's subject to the terms and conditions hereinafter set forth. The liability of the RMFC Stockholders under the indemnification provisions of this Article 10 shall be recovered first from the Holdback Shares, and only after such Holdback Shares have been exhausted by claims of Acquiror Indemnitees shall they be entitled to seek recovery from sources other than the Holdback Shares. For the purpose of this Article 10, the value of Holdback Shares is equal to $6.00 per share.

         10.7 Holdback Termination. On the Closing Date, the Holdback Shares shall be withheld by Annie's. The Holdback Shares shall be distributed to the RMFC Stockholders as follows.

                  (a) On the date which is one year after the Closing Date, that portion of the Holdback Shares having a value as of such date most nearly equal to the amounts of all claims of Acquiror Indemnitees and expenses related thereto as to which a Claim Notice, as defined below, shall have previously been delivered to the RMFC Stockholders, shall be withheld. The value of such claims shall be determined by the Board of Directors of Annie's in a reasonable manner as of such date. The balance of the Holdback Shares not so withheld shall be distributed to the RMFC Stockholders.

                  (b) The Holdback Shares not so distributed pursuant to subsection 10.7(a) shall be retained by Annie's until such pending claims are resolved.







                     Agreement and Plan of Merger -- Page 24


         10.8 Assertion of Claims Against Holdback. If any Acquiror Indemnitee shall have any claim of indemnification pursuant to this Article 10 it shall promptly give written notice thereof to the RMFC Stockholders, including in such notice a brief description of the facts upon which such claim or adjustment is based and the amount thereof (the "Claim Notice"). Unless the RMFC Stockholders shall give written notice, within twenty (20) days after receipt of the Claim Notice, to Annie's objecting to the forfeiture of any Holdback Shares for application to such claims, the lesser of (a) that number of Holdback Shares that is equal in value to the sum of the amount of claim or claims to be satisfied, or (b) all the Holdback Shares, shall be forfeited to Annie's.

         10.9     Resolution of Conflicts; Arbitration

                  (a) If the RMFC Stockholders give written objection, pursuant to Section 10.9 above, to Annie's, Annie's shall continue to hold in reserve the Holdback Shares until the rights of the RMFC Stockholders and Annie's with respect thereto have been agreed upon between the RMFC Stockholders and Annie's or until such rights are settled by arbitration.

                  (b) In case the RMFC Stockholders shall give such written objection to Annie's, the RMFC Stockholders and Annie's shall attempt promptly and in good faith to agree upon the rights of the parties with respect to each of such claims. If the RMFC Stockholders and Annie's should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Holdback Shares shall be distributed or forfeited in accordance with the terms thereof.

                  (c) If no such agreement can be reached after good faith negotiation, either Annie's or the RMFC Stockholders may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in any such event the matter shall be settled by arbitration conducted by three arbitrators. Annie's and the RMFC Stockholders shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement and Annie's will, in accordance with such decision and make distributions of the Holdback shares in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Boston, Massachusetts. Any such arbitration shall be conducted under the rules then in effect of the American Arbitration Association, and shall be based on the provisions and limitation of this Article 10.

         10.10 Beneficial Interest. Subject to the rights of Annie's hereunder, all beneficial interest in the Holdback Shares shall be the property of the RMFC Stockholders from and after the Closing Date and Annie's shall have no interest therein. Any cash or stock dividends or other distributions with respect to the Holdback Shares shall be deemed to be added to the Holdback Shares and all such distributions shall accrue to the benefit of the parties in proportion to the amounts of the Holdback Shares distributed to such parties. The RMFC Stockholders shall have voting rights with respect to Holdback Shares until such time, if any, as the Holdback Shares are forfeited to Annie's.








                     Agreement and Plan of Merger -- Page 25


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Specific Performance. Each of the parties to this Agreement hereby acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

         11.2 Expenses. All fees and expenses (including all accounting, legal and investment banking fees and expenses and all other expenses) incurred by Annie's and the Merger Sub in connection with this Agreement and the transactions contemplated hereby will be borne by Annie's. All fees and expenses (including without limitation all accounting, legal and investment banking fees and expenses) incurred by RMFC and the RMFC Stockholders in connection with this Agreement and the transactions contemplated hereby will be borne by RMFC.

         11.3 Further Assurances. If at any time after the Effective Time, Annie's or the Merger Sub shall consider it advisable that any further conveyance, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to vest, perfect, confirm or record in the Merger Sub the title to any property, rights, privileges, powers and franchises of RMFC, the officers of RMFC last in office and such other persons, if any, as the Board of Directors of RMFC last in office may authorize shall execute and deliver, upon Annie's or the Merger Sub's request, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do all things reasonably necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Merger Sub, and otherwise to carry out the provisions of this Agreement.

         11.4 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto, their permitted successors or assigns, and their respective stockholders any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         11.5 Entire Agreement. This Agreement and the Escrow Agreement together with the Schedules and Exhibits hereto and thereto, which are incorporated into this Agreement and the Escrow Agreement by this reference, supersede any other agreement, whether written or oral, that may have been made or entered into by Annie's and RMFC (or by any officer or officers of such parties) relating to the matters contemplated hereby. This Agreement and the Escrow Agreement together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

         11.6 Amendment or Modification. At any time before or after the adoption of the Agreement by the stockholders of RMFC, this Agreement may be amended or supplemented by additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or to modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby.









                     Agreement and Plan of Merger -- Page 26


         11.7 Waiver. Any party to this Agreement may, by written notice to the other parties to this Agreement, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement;
(b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, conditions or agreements contained in this Agreement. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         11.8 Assignability. This Agreement shall not be assignable by RMFC, on the one hand, or Annie's or the Merger Sub, on the other hand, without the prior written consent of Annie's, on the one hand, or RMFC, on the other hand, as the case may be.

         11.9 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (a) "affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified;

                  (b)   "person"   shall  mean  any   individual,   corporation,
partnership, limited liability company, trust, joint venture, unincorporated association, Governmental Authority or other entity; and

         11.10 Headings and Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof" and "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Unless the context otherwise requires, (i) terms used in the plural include the singular, and vice versa, and (ii) words in the masculine gender include the feminine, and vice versa.

         11.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

         If to Annie's or the Merger Sub:

                  Annie's Homegrown, Inc.
                  180 Second Street, Suite 202
                  Chelsea, MA  02150
                  Attention: President
                  Telecopy:  (617) 889-3036









                     Agreement and Plan of Merger -- Page 27


         with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  High Street Tower
                  125 High Street
                  Boston, Massachusetts  02110
                  Attention:  Mitchell S. Bloom, Esq.

         If to RMFC:

                  Raw Materials Food Company
                  4642 Gordon Drive
                  Boulder, CO  80303
                  Attention:  Doug Nelson
                  Telecopy:  ________________

         with a copy to:

                  Plourde & Leonard, Ltd.
                  One Citizens Plaza
                  Suite 830
                  Providence, RI  02903
                  Attention:  Moore McLaughlin, Esq.

         If to RMFC Stockholders:

                  Doug Nelson
                  4642 Gordon Drive
                  Boulder, CO  80303

                  Jay Fiano
                  3230 South Ridgewood
                  South Daytona, FL  32119

         with a copy to:

                  Plourde & Leonard, Ltd.
                  One Citizens Plaza
                  Suite 830
                  Providence, RI  02903
                  Attention:  Moore McLaughlin, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or








                     Agreement and Plan of Merger -- Page 28


mailed (properly addressed) to such party as provided in this Section 11.11 or in accordance with the latest unrevised direction from such party given in accordance with this Section 11.11.

         11.12 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         11.13 Invalidity of Provisions. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

         11.14 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         11.15 Consent to Jurisdiction. Each of RMFC, each RMFC Stockholder, Annie's and the Merger Sub hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in the State of Delaware over any suit, action or proceeding brought against it by any of the other parties hereto and arising out of or relating to this Agreement and the transactions contemplated hereby.



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                     Agreement and Plan of Merger -- Page 29


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties on the date first above written.

                                                  ANNIE'S HOMEGROWN, INC.
Attest:


(illegible)                                       By: /s/ Paul B. Nardone
-------------------------                            ---------------------------
                                                     Title: President



                                                  RMFC ACQUISITION CORP.
Attest:


(illegible)                                       By: /s/ Paul B. Nardone
-------------------------                            ---------------------------
                                                     Title:



                                                  RAW MATERIALS FOOD COMPANY
Attest:


(illegible)                                       By: /s/ Jay Fiano
-------------------------                            ---------------------------
                                                     Title: Jay Fiano, President


Attest:


(illegible)                                           /s/ Jay Fiano
-------------------------                            ---------------------------
                                                     Jay Fiano, Individually


Attest:


(illegible)                                           /s/ Doug Nelson
-------------------------                            ---------------------------
                                                     Doug Nelson, Individually